Exhibit 99.1

Contact:	Samuel F. Saracino Senior Vice President of Legal and Corporate Affairs 425-861-5858

AVOCENT REPORTS COURT OF APPEALS RULING

IN PATENT INFRINGEMENT LAWSUIT

HUNTSVILLE, Ala. — April 3, 2003 — Avocent Corporation (Nasdaq:AVCT) announced today that the United States Court of Appeals for the Federal Circuit issued its ruling in the patent litigation between Apex Inc., a wholly owned subsidiary of Avocent, and Raritan Computer Inc.  The Court of Appeals ruled in favor of Apex by vacating the decision of the District Court for the Southern District of New York.

In yesterday’s ruling, a three-judge panel of the Court of Appeals for the Federal Circuit unanimously found that the District Court, which had previously ruled in favor of Raritan, erred as a matter of law in the construction of the disputed claim limitations of the three patents that Apex alleged Raritan infringed.  The Court of Appeals vacated the District Court’s grant of judgment of non-infringement and remanded the case for further proceedings consistent with the Court of Appeals’ opinion.  The ruling follows Apex’s May 2001 filing of a complaint for patent infringement against Raritan seeking injunctive relief, damages, attorneys’ fees and costs under three Apex patents.

“We are extremely pleased with the decision of the Court of Appeals,” stated Samuel F. Saracino, senior vice president of legal and corporate affairs of Avocent Corporation.  “We believe that our patents and intellectual property are valuable assets, and we will continue to vigorously protect our rights in those patents.”

About Avocent Corporation

Avocent (NASDAQ: AVCT) is the leading worldwide supplier of KVM (keyboard, video and mouse) switching, remote access and serial connectivity solutions that provide IT managers with access and control of multiple servers and network data center devices.  Avocent’s KVM solutions are distributed by the world’s largest server manufacturers and installed in Fortune 100 companies around the world.  For more details, visit www.avocent.com

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.  These include statements regarding Avocent’s future protection of patent and intellectual property rights and litigation.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with obtaining and protecting intellectual property rights and the uncertainty of litigation.  Other factors that could cause operating and financial results to differ are described in Avocent’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2003.  Other risks may be detailed from time to time in reports to be filed with the SEC.  Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

###